Exhibit 99.4

GUARANTY
THIS GUARANTY (“Guaranty”) is made by AMANDLA LLC, a Delaware limited liability company (“Guarantor”), in favor of Bessemer Trust Company of Delaware, N.A., as Trustee of the K/I/E TRUST u/a dated October 24, 2018 (“Holder”), entered into and effective as of March 11, 2021.
WHEREAS, Holder has made a loan (the “Loan”) to COMMON PROPERTY TRUST LLC, a Delaware limited liability Company (“Borrower”), in the original Principal Amount of TWO HUNDRED FORTY-TWO MILLION THREE HUNDRED TWENTY-SEVEN THOUSAND SIX HUNDRED TWENTY-TWO DOLLARS ($242,327,622), which Loan is evidenced by a Promissory Note, dated as of even date herewith, payable by Borrower to Holder (the “Note”); and
WHEREAS, for value received, and to induce Holder to make the Loan, Guarantor desires to guarantee the payment by Borrower of the Guaranteed Obligations (as hereinafter defined).
NOW, THEREFORE, in consideration of the foregoing, of the mutual promises set forth herein and of other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending legally to be bound, hereby covenant and agree as follows:
1.      Incorporation of Recitals.  The provisions set forth in the preamble hereto are hereby incorporated by reference herein.

2.  Representations and Warranties of Guarantor.  Guarantor hereby represents and warrants to Holder as follows:
a.  Neither the execution, delivery nor performance of this Guaranty by the Guarantor will, with or without the giving of notice or the passage of time, or both, conflict with, result in a breach or default, right to accelerate or loss of rights under, or result in the creation of any lien, charge or encumbrance pursuant to, any note, bond, mortgage, indenture, deed of trust, lease, permit, consent, approval, license, agreement, instrument, obligation, understanding, law, ordinance, rule or regulation or any order, judgment or decree to which the Guarantor is a party or by which the Guarantor or any of the Guarantor’s properties or assets may be bound or affected.
b. Guarantor has full power and authority to enter into this Guaranty and to carry out the obligations contemplated hereby, and this Guaranty constitutes a valid and binding obligation of Guarantor enforceable against Guarantor in accordance with its terms, except to the extent that (i) enforcement of this Guaranty may be subject to bankruptcy, insolvency, reorganization, moratorium or other similar laws now or hereafter in effect relating to creditors’ rights; and (ii) the remedy of specific performance or injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding therefor may be brought.

c.  There is no claim, legal action, suit, arbitration, governmental investigation or other legal or administrative proceeding, pending or in effect, or to the knowledge of Guarantor, threatened against or relating to Guarantor, which seeks to prohibit, restrict or delay the consummation or performance of the obligations contemplated hereby or any of the conditions to the performance and such obligations, nor any order, decree or judgment outstanding against Guarantor having, or which Guarantor believes may in the future have, any such effect.
3.  Guaranty.  Guarantor hereby unconditionally, absolutely and irrevocably guarantees prompt payment of and promises to pay or cause to be paid to Holder all principal and interest due under the Note (the “Guaranteed Obligations”). The Guarantor understands, agrees and confirms that Holder may enforce this Guaranty up to the full amount of the Guaranteed Obligations without proceeding against Borrower, or against any security for the Guaranteed Obligations, or under any other guaranty covering all or a portion of the Guaranteed Obligations.
4.  Guaranty Fee.  In exchange for the Guaranty, Borrower shall pay Guarantor a fee of 0.50% of the outstanding balance of the Principal Amount, due and payable annually on each anniversary date until such time as the Guaranteed Obligations have been fully satisfied or performed.
5.  Joint and Several Obligation.  The obligations of Guarantor under this Guaranty shall be direct and primary obligations.  Holder shall not be required to make any demand upon Borrower or Guarantor hereunder or to pursue or to exhaust any of Holder’s rights or remedies against Borrower or Guarantor hereunder prior to making any demand on or invoking any of Holder’s rights and remedies against Guarantor hereunder.  In furtherance of the foregoing, Holder may pursue Guarantor at the sole discretion of the Holder, without affecting any of the obligations of the Borrower or the Guarantor under this Guaranty.  In any action brought by Holder against Guarantor under this Guaranty, Guarantor will not plead as a defense that the Borrower is not legally or equitably insolvent.
6.  Assignment by Holder.  Holder may assign or otherwise transfer this Guaranty or any rights or powers hereunder at any time and from time to time, but only to an assignee of the Note.  In the event of such assignment or transfer, the assignee hereof shall have the same rights and remedies as if originally named herein in place of Holder.  This Guaranty and the provisions hereof shall be binding upon, and inure to the benefit of, the parties hereto, their heirs, executors or administrators and personal or legal representatives, successors and assigns.
7.  Duration.  This Guaranty shall remain in effect until such time as the Guaranteed Obligations have been fully satisfied or performed.

8.  Governing Law.  This Guaranty and the rights and obligations of the parties hereto shall be governed by and interpreted under the laws of the State of Delaware, without regard to principles of conflicts of laws.  Guarantor further consents to the personal jurisdiction over Guarantor in the courts of the State of Delaware, or any court of having appropriate subject matter jurisdiction.
9.  Waiver of Notice.  Guarantor hereby waives notice of acceptance of this Guaranty, and presentment, demand and presentation for payment, notice of nonpayment and dishonor, protest and notice of protest with respect to the Guaranteed Obligations.
10.   Counterparts and Effectiveness.  This Guaranty may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same document.  The execution and delivery of this Guaranty by facsimile or electronic signature shall be sufficient for all purposes and shall be binding on any party who so executes.
IN WITNESS WHEREOF, the undersigned have executed this Guaranty effective as of the day and year first above written.

Guarantor:

AMANDLA LLC

By:	/s/Patrick E. Beans
Patrick E. Beans, Manager

Borrower:

COMMON PROPERTY TRUST LLC

By:	/s/Thomas W. Richardson
Thomas W. Richardson, Manager

Holder:

K/I/E TRUST u/a dated October 24, 2018

By:	/s/Kira Lynch
Name:	Kira Lynch
Title:	Trust Officer
Bessemer Trust Company of Delaware, N.A., as Trustee

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